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                                                                    EXHIBIT 2.1

                      ASSIGNMENT AND ASSUMPTION AGREEMENT


         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement"), dated as of October 20, 1995, is made and entered into by and between Jones Cable Holdings, Inc., a Colorado corporation ("JCH") and Jones Intercable, Inc., a Colorado corporation ("JIC").

                                    Recitals

         A. JIC is party to that certain Asset Purchase Agreement dated as of February 22, 1995 as amended by Amendment No. 1 to Purchase and Sale Agreement dated as of July 24, 1995 (as amended, the "Purchase Agreement") with Cable TV Fund 12-B, Ltd. ("Fund 12-B") pursuant to which JIC has agreed to buy, and Fund 12-B has agreed to sell, substantially all of the assets relating to the cable television system owned by Fund 12-B in and around the Cities of Augusta, Blythe and Hephzibah, Georgia and the Counties of Burke, Columbia and Richmond, Georgia (the "System").

         B. JIC desires to assign its rights and duties under the Purchase Agreement to JCH, and JCH desires to accept such assignment.

         C. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Purchase Agreements.

                                   Agreements

         In consideration of the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, JIC and JCH hereby agree as follows:

         1. Assignment and Assumption. Subject to the terms and conditions of this Agreement, JIC hereby assigns, conveys and transfers to JCH all of its right, title and interest as Buyer under the Purchase Agreement, including but not limited to, the right to purchase the Assets of the System, and JCH hereby assumes and shall pay, discharge and perform all of the obligations and duties of Buyer under the Purchase Agreement.








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         2       Further Assurances.  JIC and JCH shall execute and deliver such further instruments as may be reasonably necessary to carry out the terms of this Agreement.

         3. Governing Law. The validity, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Colorado, without giving effect to the principles of conflicts of law of such State.


         The parties have executed this Agreement as of the date first written above.


                                     JONES INTERCABLE, INC.


                                     By: /s/ Kevin P. Coyle
                                        --------------------------------------

                                     Title: Group Vice President/Finance


                                     JONES CABLE HOLDINGS, INC.


                                     By: /s/ J. Roy Pottle
                                        --------------------------------------

                                     Title: Treasurer